UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January26, 2009

Z TRIM HOLDINGS, INC.

Illinois	000-27841	36-4197173
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1011 Campus Drive Mundelein, IL 60060 (Address of principal executive offices)		60060 (Zip code)

Registrant’s telephone number, including area code: (847) 549-6002

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                Entry into a Material Definitive Agreement.
Item 3.02                                Unregistered Sales of Equity Securities.

Effective January26, 2009 the Board of Directors of the Company approved an amendment to its 8% convertible senior secured notes (each a “Note” and collectively the “Notes”).  The amendment removed in its entirety the following Negative Covenant set forth in Article IV, Section 4(c) of the Notes:

•         So long as any portion of this Note is outstanding, the Company will not and will not permit any of its subsidiaries to directly or indirectly authorize or approve any reverse stock split of the Company Shares. (the “Amendment”)

 New Warrants. In consideration of the Amendment, the Company agreed issue to the Note holders, warrants to purchase, at an exercise price of $0.01 per share, that number of shares of our common stock, $.00005 par value (the “Common Stock”),  to which a Note Holder would be entitled upon full conversion of a Note after a reverse split of the Common Stock with a ratio of one for thirty (the “New Warrants”).  On December 30, 2008 the shareholders of the company approved an amendment to the Articles of Incorporation to effect a 1 for 30 stock split, such amendment to be implemented or not, in the sole discretion of the Board of Directors, on or before June 30, 2009 (the “Reverse Split”). After the effective date of the Reverse Split, for each $100,000 in principal amount of the Notes, Noteholders would receive a New Warrant exercisable for 20,833 shares of Common Stock at an exercise price of $0.01 per share.

Each $100,000 principal amount of a Note is currently convertible at the rate of $0.16 per share into 625,000 shares of Common Stock. The total principal amount outstanding on the Notes is $2,201,186 and total accrued interest at December 31, 2008 was $124,090.    The Notes are currently convertible into an aggregate of   27,856,250 shares of Common Stock.  After the effective date of the Reverse Split,  each $100,000 Principal amount of the Notes would be convertible into 20,833 shares  of  Common Stock and 143,125 shares of  Common Stock, in the  aggregate, for all such Notes.

Existing Warrants. In connection with the original offering, Note holders also received two five-year warrants for each $100,000 in principal amount purchased.  One warrant is exercisable for 230,769 shares of Common Stock  with an exercise price of $0.01 per share and 12,285,284 shares in the aggregate for all such warrants (the “$0.01 Warrants”) inclusive of broker fee warrants. The other warrant  is exercisable for the  purchase  of 153,846 shares of Common Stock with an exercise price of $0.16 per share and 11,555,276 shares in the aggregate for all such warrants, inclusive of broker fee warrants  (the “$0.16 Warrants” and, together with the $0.01 Warrants, collectively the “Existing Warrants”).

 As of the effective date of the Reverse Split, each of the $0.16 Warrants would be exercisable for 5,128 at an exercise price of $4.80 per share and all such warrants for an aggregate of 385,175 shares of Common Stock.   Each of the $0.01 Warrants would exercisable for 7,692 shares of Common Stock at $0.30 per share and, in aggregate, for 409,509 shares of Common Stock.

We determined that the New Warrants were exempt from registration under the Securities Act of 1933, as amended (the “Act”) pursuant to Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act. We based this determination on the non-public manner in which we offered the  New Warrants and on the representations of the Noteholders at the time of their acquisition of the Notes, which included, in pertinent part, that such persons were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to resale or distribution, and that each such person understood such securities may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom.

Item 7.01                      Regulation FD Disclosure

The Board of Directors has adopted a resolution directing the implementation of the Reverse Split to be effective as soon as practicable after January 26, 2009. The Reverse Split was approved by the shareholders on December 30, 2008.  It is anticipated that all other required approvals will be obtained by the close of business on February 6, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Z TRIM HOLDINGS, INC.

January 30, 2009	By:	/s/ Steven J. Cohen
Steven J. Cohen
President